Exhibit 1.1

Statuten
der Alcon, Inc.
vom 6. Mai 2008

Articles of Association of
Alcon, Inc.
as of May 6, 2008

		Abschnitt 1: Firma, Sitz, Zweck und Dauer der Gesellschaft			Section 1: Name, Place of Incorporation, Purpose and Duration
Firma, Sitz		Artikel 1 Unter der Firma Alcon, Inc. besteht eine Aktiengesellschaft mit Sitz in Hunenberg ZG.	Name, Place of Incorporation		Article 1 Under the name Alcon, Inc. there exists a corporation with its place of incorporation in Hunenberg, Canton of Zug, Switzerland.
Zweck	1	Artikel 2 Zweck der Gesellschaft ist der Erwerb, die Verwaltung und Ubertragung von Patenten, Handelsmarken, technischen und industriellen Kenntnissen, Leistung technischer und administrativer Beratungsdienste sowie Beteiligung an anderen Industrie- und Handelsunternehmungen.	Purpose	1

Article 2
The business purpose of the company consists of the purchase, the administration and the transfer of patents, trademarks, technical and industrial know how, the provision of technical and administrative consultancy services and the holding of participations in other industrial and commercial companies.

	2	Die Gesellschaft kann alle Geschafte tatigen und Massnahmen ergreifen, die geeignet erscheinen, den Zweck der Gesellschaft zu fordern oder mit diesem zusammenhangen.		2	The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.
Dauer		Artikel 3 Die Dauer der Gesellschaft ist unbeschrankt.	Duration		Article 3 The duration of the Company is unlimited.
		Abschnitt 2: Aktienkapital			Section 2: Share Capital
Aktienkapital	1	Artikel 4 Das Aktienkapital der Gesellschaft betragt CHF 60'815'665.60, eingeteilt in 304'078'328 voll liberierte Namenaktien. Jede Aktie hat einen Nennwert von CHF 0.20.	Share Capital	1	Article 4 The share capital of the Company is CHF 60'815'665.60 and is divided into 304'078'328 fully paid registered shares. Each share has a par value of CHF 0.20.

	2	Durch Beschluss der Generalversammlung mit der in Art. 18 dieser Statuten festgeschriebenen Mehrheit konnen Namenaktien in Inhaberaktien und umgekehrt umgewandelt werden.		2	Upon resolution of the Shareholders' Meeting with the supermajority set out in Art. 18 of these Articles of Association, registered shares may be converted into bearer shares and vice versa.
Bedingtes Aktienkapital	1

Artikel 4 ter
Das Aktienkapital kann sich durch Ausgabe von hochstens 17'219'272 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.20 um hochstens CHF 3'443'854.40 erhohen durch Ausgabe von Aktien oder Optionen an Mitarbeiter oder Verwaltungsrate der Gesellschaft und ihrer Konzerngesellschaften. Das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionare der Gesellschaft sind ausgeschlossen. Die Ausgabe von Aktien oder diesbezuglichen Optionen an Mitarbeiter oder Verwaltungsrate erfolgt gemass einem oder mehreren vom Verwaltungsrat zu erlassenden Reglementen und unter Berucksichtigung der Leistungen, Funktionen, Verantwortungsstufen und Rentabilitatskriterien. Die Ausgabe von Aktien oder Bezugsrechten darauf an Mitarbeiter oder Verwaltungsrate kann zu einem unter dem Borsenkurs liegenden Preis, mindestens aber zum Nennwert, erfolgen. Bei der Ausgabe von Optionen auf Aktien hat der Ausubungspreis mindestens dem Borsenkurs zur Zeit der Einraumung der Optionen zu entsprechen.

			Conditional Share Capital	1

Article 4 ter
The share capital may be increased in an amount not to exceed CHF 3'443'854.40 through the issuance of up to 17'219'272 fully paid registered shares with a par value of CHF 0.20 per share in connection with the issuance of new shares or options to employees or directors of the Company and group companies. The pre-emptive and advance subscription rights of the shareholders shall thereby be excluded. The shares or options to acquire shares shall be issued to employees pursuant to one or more regulations to be issued by the Board of Directors, taking into account performance, functions, levels of responsibility and profitability criteria. Shares may be issued to employees or directors at a price lower than the current market price quoted on the stock exchange on which the shares are traded, but at least at par value. In case of the issuance of options to purchase shares, the exercise price shall be no less than the prevailing stock exchange price upon grant of the options.

Aktienbuch und Ein-tragungsbe-schrankungen, Nominees	1	Artikel 5 Fur die Namenaktien fuhrt die Gesellschaft selbst oder durch Dritte ein Aktienbuch. Darin werden die Eigentumer und Nutzniesser der Namenaktien mit Namen und Vornamen Wohnort und Adresse (bei juristischen Personen die Firma und der Sitz) eingetragen. Wechselt eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchfuhrer mitzuteilen. Solange dies nicht geschehen ist, erfolgen alle brieflichen Mitteilungen rechtsgultig an die bisher im Aktienbuch eingetragene Adresse.	Share Register and Restrictions on Registration, Nominees	1

Article 5
The Company shall maintain, itself or through a third party, a share register listing the surname and first name and address (in the case of legal entities, the company name and place of incorporation) of the holders and usufructuaries of the registered shares. A shareholder must notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to shareholders of record shall be deemed to have validly been made if sent to the address recorded in the share register.

	2	Erwerber von Namenaktien werden auf Gesuch als Aktionare mit Stimmrecht im Aktienbuch eingetragen.		2	Acquirors of registered shares shall be recorded upon request in the share register as shareholders with voting rights.
	3	Der Verwaltungsrat kann nach Anhorung des eingetragenen Aktionars Eintragungen im Aktienbuch als Aktionar mit Stimmrecht mit Ruckwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche Angaben zustande gekommen sind. Der Betroffene muss uber die Streichung sofort informiert werden.		3

After hearing the registered shareholder, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register, retroactive to the date of registration, if such registrations were made based on false information. The relevant shareholder shall be informed immediately as to the cancellation.

	4	Der Verwaltungsrat kann Nominees, die Aktien in eigenem Namen, aber auf fremde Rechnung halten, ins Aktienbuch eintragen. Aktionare, die ihre Aktien uber einen Nominee halten, uben ihre Aktionarsrechte mittelbar uber den Nominee aus.		4

The board of directors may record nominees who hold shares in their own name, but for account of third parties, as shareholders of record in the share register of the Company. Beneficial owners of shares who hold their shares through nominees exercise their shareholders' rights through the intermediation of such nominees.

Aktien-zertifikate	1	Artikel 6 Die Gesellschaft gibt Namenaktien oder Zertifikate, welche mehrere Namenaktien verkorpern, aus, die auf den Namen des im Aktienbuch eingetragenen Eigentumers ausgestellt werden.	Share Certificates	1	Article 6 The Company shall issue registered shares or share certificates incorporating a number of registered shares to the name of record owners of shares.
	2	Namenaktien und Aktienzertifikate tragen die Unterschrift von zwei rechtsgultig bevollmachtigten Zeichnungsberechtigten, wovon mindestens einer Verwaltungsrat der Gesellschaft sein muss. Diese Unterschriften konnen Facsimile-Unterschriften sein.		2

Registered shares and share certificates shall bear the signatures of two duly authorized signatories of the Company, of which at least one shall be a member of the Board of Directors. These signatures may be facsimile signatures.

	3	Die Gesellschaft kann ausgegebene Namenaktien, die bei der Gesellschaft eingeliefert werden, mit der Zustimmung der betroffenen Aktionare ersatzlos annullieren.		3	The Company may destroy issued share certificates without replacement with the consent of the affected shareholder of record.
	4	Nicht verurkundete Namenaktien einschliesslich daraus entspringende, nicht verurkundete Rechte konnen nur durch Zession ubertragen werden. Die Zession bedarf zur Gultigkeit der Anzeige an den Aktienbuchfuhrer.		4

Uncertificated registered shares, including any uncertificated rights arising thereunder, may be transferred only by way of written assignment. The assignment must be notified to the share registrar to be valid.

	5	Nicht verurkundete Namenaktien und die daraus entspringenden Vermogensrechte konnen nur zugunsten der Finanzinstitution, bei welcher der Aktionar dieselben buchmassig fuhren lasst, durch schriftlichen Pfandvertrag verpfandet werden. Eine Anzeige an die Gesellschaft ist nicht erforderlich.		5

Uncertificated registered shares and the pecuniary rights associated therewith may be pledged only by way of a written agreement, and only in favor of the financial institution at which the shareholder holds such shares in book-entry form. Notification to the Company shall not be necessary.

Rechts-ausubung	1	Artikel 7 Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	Exercise of Rights	1	Article 7 The Company shall only accept one representative per share.
	2	Soweit diese Statuten nichts anderes vorsehen, ist die Gesellschaft berechtigt, als Aktionar, Nutzniesser oder Nominee nur diejenigen Personen anzuerkennen, die im Aktienbuch eingetragen sind, und diesen Personen gegenuber Leistungen zu erbringen.		2

Unless the Articles of Association provide otherwise, the Company is entitled to accept only those persons as shareholders, usufructuaries of shares or nominees who have been recorded in the share register, and to perform only as against such persons.

		Abschnitt 3: Gesellschaftsorgane A. Generalversammlung			Section 3: Corporate Bodies A. Shareholders' meeting
Zustandigkeit		Artikel 8 Die Generalversammlung ist das oberste Organ der Gesellschaft.	Competence		Article 8 The Shareholders' Meeting is the supreme body of the Company.

Ordentliche Generalver-sammlungen

Artikel 9
Die ordentliche Generalversammlung findet alljahrlich innerhalb von sechs Monaten nach Schluss des Geschaftsjahres statt; spatestens zwanzig Tage vor der Versammlung sind der Geschaftsbericht und der Revisionsbericht mit dem Bericht der Konzernprufer den Aktionaren am Gesellschaftssitz zur Einsicht aufzulegen. Jeder Aktionar kann verlangen, dass ihm unverzuglich eine Ausfertigung dieser Unterlagen ohne Kostenfolge zugestellt wird. Die im Aktienbuch eingetragenen Aktionare werden hieruber durch schriftliche Mitteilung unterrichtet.

			Ordinary Shareholders' Meetings

Article 9
The Ordinary Shareholders' Meeting shall be held each year within six months after the close of the fiscal year of the Company; the business report and the Auditor's report, together with the group auditor's report, shall be made available for inspection by the shareholders at the place of incorporation of the Company no later than twenty days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Ausserordent-liche Gene- ralversamm-lungen	1	Artikel 10 Ausserordentliche Generalversammlungen finden in den vom Gesetz vorgesehenen Fallen statt, insbesondere wenn der Verwaltungsrat es fur angezeigt erachtet oder die Revisionsstelle dies verlangt.	Extraordinary Shareholders' Meetings	1

Article 10
Extraordinary Shareholders' Meetings shall be held in the circumstances foreseen under applicable law, in particular when deemed necessary by the Board of Directors or if requested by the Auditors.

	2	Ausserdem mussen ausserordentliche Generalversammlungen einberufen werden auf Beschluss einer Generalversammlung oder wenn es ein oder mehrere Aktionare verlangen, welche zusammen mindestens den zehnten Teil des Aktienkapitals vertreten, in einer von dem- oder denselben unterzeichneten Eingabe, unter Anfuhrung der Verhandlungsgegenstande und der Antrage.		2

Furthermore, Extraordinary Shareholders' Meetings shall be convened upon resolution of a Shareholders' Meeting or if requested by one or more shareholders who represent an aggregate of at least one-tenth of the share capital and who submit a petition signed by such shareholder(s), specifying the items for the agenda and the proposals.

Einberufung	1	Artikel 11 Die Generalversammlung wird durch den Verwaltungsrat, notigenfalls die Revisionsstelle, spatestens 20 Tage vor dem Versammlungstag einberufen. Die Einberufung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft. Fur die Einhaltung der Einberufungsfrist ist der Tag der Veroffentlichung der Einberufung im Publikationsorgan massgeblich, wobei der Tag der Veroffentlichung nicht mitzuzahlen ist. Aktionare konnen uberdies mit uneingeschriebenem Brief orientiert werden.	Notice of Shareholders' Meetings	1

Article 11
Notice of Shareholders' Meetings shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 days prior to the meeting date. Notice of the meeting shall be given by way of an announcement appearing once in the official means of publication of the Company. The notice period shall be deemed to have been observed if notice of the meeting is published in the official means of publication of the Company, whereby the date of publication is not calculated when computing the period. Shareholders may in addition be informed by ordinary mail.

	2	Die Einberufung muss die Verhandlungsgegenstande sowie die Antrage des Verwaltungsrates und der Aktionare, welche die Durchfuhrung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und bei Wahlgeschaften die Namen der vorgeschlagenen Kandidaten enthalten.		2

The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and of the shareholders who demanded that a Shareholders' Meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.

Traktan-dierung	1	Artikel 12 Aktionare, die Aktien im Nennwert von CHF 1'000'000 oder mehr vertreten, konnen die Traktandierung eines Verhandlungsgegenstandes verlangen. Die Traktandierung muss mindestens 40 Tage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und der Antrage des Aktionars oder der Aktionare anbegehrt werden.	Agenda	1

Article 12
One or more shareholders whose combined shareholdings represent an aggregate par value of at least CHF 1,000,000 may request that an item be included on the agenda of a Shareholders' Meeting. Such inclusion must be requested in writing at least 40 days prior to the meeting and shall specify the agenda items and proposals of such shareholder(s).

	2	Zu nicht gehorig angekundigten Verhandlungsgegenstanden konnen keine Beschlusse gefasst werden. Hiervon sind jedoch der Beschluss uber den in einer Generalversammlung gestellten Antrag auf Einberufung einer ausserordentlichen Generalversammlung sowie derjenige auf Durchfuhrung einer Sonderprufung ausgenommen.		2

No resolutions may be passed at a Shareholders' Meeting concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a Shareholders' Meeting to convene an Extraordinary Shareholders' Meeting or to initiate a special audit.

	3	Zur Stellung von Antragen im Rahmen der Verhandlungsgegenstande und zu Verhandlungen ohne Beschlussfassung bedarf es nicht der vorgangigen Ankundigung.		3	No previous notification shall be required for proposals concerning items included on the agenda, and for debates as to which no vote is taken.

Vorsitz der Generalver-sammlung, Protokoll, Stimmen-zahler	1	Artikel 13 Die Generalversammlung findet am Sitz der Gesellschaft statt, sofern der Verwaltungsrat nichts anderes bestimmt. Der Prasident des Verwaltungsrates oder bei dessen Verhinderung der Vizeprasident oder eine andere vom Verwaltungsrat bezeichnete Person fuhrt den Vorsitz.	Presiding Officer, Minutes, Vote Counters	1

Article 13
The Shareholders' Meeting shall be held at the place of incorporation of the Company, unless the Board of Directors decides otherwise. The Chairman of the Board or, in his absence, a Vice-Chairman or any other person appointed by the Board, shall take the chair.

	2	Der Vorsitzende bestimmt den Protokollfuhrer und die Stimmenzahler, die nicht Aktionare sein mussen. Das Protokoll ist vom Vorsitzenden und vom Protokollfuhrer zu unterzeichnen.		2

The acting chair of the Shareholders' Meeting shall appoint the secretary and the vote counters of such meeting who need not be shareholders. The minutes of the Shareholders' Meeting shall be signed by the acting chair of such meeting and the secretary.

	3	Der Vorsitzende hat samtliche Leitungsbefugnisse, die fur die ordnungsgemasse Durchfahrung der Generalversammlung notig sind.		3	The acting chair of the Shareholders' Meeting shall have all powers and authority necessary to ensure the orderly conduct of such meeting.
Vertretung der Aktionare	1	Artikel 14 Der Verwaltungsrat erlasst die Verfahrensvorschriften uber die Teilnahme und Vertretung an der Generalversammlung.	Proxies	1	Article 14 The Board of Directors shall issue procedural rules regarding participation in and representation at the Shareholders' Meeting.
	2	Jeder im Aktienbuch eingetragene Aktionar ist berechtigt, an der Generalversammlung und an allen dort abgehaltenen Abstimmungen teilzunehmen. Ein Aktionar kann sich an der Generalversammlung durch eine Person vertreten lassen, die nicht Aktionar sein muss.		2

Each shareholder registered in the share register is entitled to participate at the Shareholders' Meeting and in any vote taken. The shareholders may be represented by proxies who need not be shareholders.

Stimmrecht	Artikel 15 Jede Aktie berechtigt zu einer Stimme.	Voting Rights	Article 15 Each share shall grant the right to one vote.

Beschlusse, Wahlen	1	Artikel 16 Die Generalversammlung beschliesst und wahlt, soweit das Gesetz oder diese Statuten es nicht anders bestimmen, mit der absoluten Mehrheit der vertretenen Aktienstimmen.	Resolutions, Elections	1

Article 16
Unless otherwise required by law or stated in these Articles of Association, the Shareholders' Meeting shall pass resolutions and decide elections upon an absolute majority of the votes represented.

	2	Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung schriftliche Abstimmung respektive Wahl beschliesst oder der Vorsitzende diese anordnet. Der Vorsitzende kann Abstimmungen und Wahlen auch mittels elektronischem Verfahren durchfuhren lassen. Elektronische Abstimmungen und Wahlen sind schriftlichen Abstimmungen und Wahlen gleichgestellt.		2

Resolutions and elections shall be decided by a show of hands, unless a secret ballot is resolved by the Shareholders' Meeting or is ordered by the acting chair of such meeting. The presiding officer may also hold resolutions and elections in electronic form. Electronic resolutions and elections shall be treated in the same manner as resolutions and elections by ballot.

	3	Der Vorsitzende kann eine offene Wahl oder Abstimmung immer durch eine schriftliche wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen. In diesem Fall gilt die vorausgegangene offene Wahl oder Abstimmung als nicht geschehen.		3

The chair of the Shareholders' Meeting may at any time order that an election or resolution decided by a show of hands be repeated through a secret ballot if, in his view, the results of the vote are in doubt. In this case, the preceding decision by a show of hands shall be deemed to have not occurred.

	4	Kommt bei Wahlen im ersten Wahlgang eine Wahl nicht zustande und stehen mehr als ein Kandidat zur Wahl, ordnet der Vorsitzende einen zweiten Wahlgang an, in dem das relative Mehr entscheidet.		4

In elections, if the first ballot fails to result in an election and more than one candidate is standing for election, the chair of the Shareholders' Meeting shall order a second ballot in which a relative majority shall be decisive.

Befugnisse der Generalversammlung

Artikel 17
Der Generalversammlung sind folgende Geschafte vorbehalten:
a)        die Festsetzung und Anderung der Statuten;
b)        die Wahl der Mitglieder des Verwaltungsrates, der Re-           visionsstelle, des Konzernprufers und der            besonderen Revisionsstelle;
c)        die Genehmigung des Jahresberichtes und der Kon-           zernrechnung;
d)        die Genehmigung der Jahresrechnung sowie die Be-           schlussfassung uber die Verwendung des Bilanzge-           winnes, insbesondere die Festsetzung der Dividende;
e)        die Entlastung der Mitglieder des Verwaltungsrates;
f)         die Beschlussfassung uber die Gegenstande, die der            Generalversammlung durch das Gesetz oder die
           Statuten vorbehalten sind oder ihr, vorbehaltlich            Art. 716a OR, durch den Verwaltungsrat vorgelegt           werden.

Specific Powers of the Shareholders' Meeting

Article 17
The following powers shall be vested exclusively in the Shareholders' Meeting:
a)        adoption and amendment of these Articles of            Association;
b)        election of the members of the Board of Directors, the            Auditors, the Group Auditors and the special            auditors;
c)        approval of the annual report and the consolidated            financial statements;
d)        approval of the annual financial statements and de-           cision on the allocation of profits shown on the            balance sheet, in particular with regard to dividends;
e)        granting discharge to the members of the Board of            Directors;
f)         passing resolutions as to all matters reserved to the            authority of the Shareholders' Meeting by law or under            these Articles of Association or that are submitted to           the Shareholders' Meeting by the Board of Directors,           subject to art. 716a Swiss Code of Obligations.

Besonderes Quorum

Artikel 18
Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen auf sich vereinigt, ist erforderlich fur:
a)        die Anderung des Gesellschaftszweckes;
b)        die Einfuhrung von Stimmrechtsaktien;
c)        die Beschrankung der Ubertragbarkeit von Namenak-           tien und die Aufhebung einer solchen Beschrankung;
d)        die Beschrankung der Ausubung des Stimm-            rechts und die Aufhebung einer solchen            Beschrankung;
e)        eine genehmigte oder eine bedingte Kapitalerhohung;
f)         die Kapitalerhohung aus Eigenkapital, gegen            Sacheinlage oder zwecks Sachubernahme oder die
           Gewahrung von besonderen Vorteilen;

g)        die Einschrankung oder Aufhebung des Bezugsrechts;
h)        die Verlegung des Sitzes der Gesellschaft;
i)         die Umwandlung von Namen- in Inhaberaktien und            umgekehrt;
j)         die Auflosung der Gesellschaft ohne Liquidation;
k)        Anderungen dieses Artikels 18.

			Special Quorum

Article 18
The approval of at least two-thirds of the votes represented at a Shareholders' Meeting shall be required for resolutions with respect to:
a)        a modification of the purpose of the Company;
b)        the creation of dual-class common stock;
c)        restrictions on the transfer of registered shares and            the removal of such restrictions;
d)        restrictions on the exercise of the right to vote and the            removal of such restrictions;
e)        an authorized or conditional increase in share
           capital;
f)         an increase in share capital through the conversion of
           capital surplus, through a contribution in kind or in            exchange for an acquisition of assets, or a grant of            special benefits upon a capital increase;
g)        the restriction or denial of pre-emptive rights;
h)        a change of the place of incorporation of the            Company;
i)         the conversion of registered shares into bearer shares            and vice versa;
j)         the dissolution of the Company without liquidation;
k)        any changes to this Article 18.

		B. Verwaltungsrat			B. Board of Directors
Anzahl der Verwaltungs-rate		Artikel 19 Der Verwaltungsrat besteht aus mindestens 7 Mitgliedern, die Aktionare sein oder eine juristische Person, die Aktionarin ist, vertreten mussen.	Number of Directors		Article 19 The Board of Directors shall consist of no less than 7 members, all of whom shall be shareholders or representatives of a legal entity that is a shareholder.
Amtsdauer	1	Artikel 20 Die Verwaltungsratsmitglieder werden fur eine Amtsdauer von drei Jahren gewahlt. Mitglieder, deren Amtsdauer abgelaufen ist, sind wiederwahlbar. Die maximale Amtszeit nicht geschaftsfuhrender Mitglieder des Verwaltungsrates betragt drei Amtsperioden.	Term of Office	1

Article 20
The members of the Board of Directors shall be elected to serve three-year terms. Members of the Board of Directors whose terms of office have expired shall be eligible for re-election. Non-executive Directors may only be appointed for up to three terms of office.

	2	Jedes Jahr wird der Verwaltungsrat teilweise erneuert. Soweit moglich soll die Anzahl der wiederzuwahlenden Verwaltungsratsmitglieder jedes Jahr gleich gross sein und so gewahlt werden, dass sich jedes Verwaltungsratsmitglied nach einer Amtsdauer von drei Jahren zur Wiederwahl stellen muss. Der Verwaltungsrat legt die Reihenfolge der Wiederwahl fest, wobei die erste Amtszeit einiger Verwaltungsrate auch weniger als drei Jahre betragen kann. Unter einem Jahr ist dabei der Zeitabschnitt zwischen zwei ordentlichen Generalversammlungen zu verstehen.		2

Each year the Board of Directors shall be renewed by rotation, to the extent possible in equal numbers and in such manner that, after a period of three years, all members will have been subject to re-election. The Board of Directors shall establish the order of rotation, whereas the first term of office of some members may be less than three years. In this regard, one year shall mean the period between two Ordinary Shareholders' Meetings.

	3	Sollte die Anzahl der Verwaltungsratsmitglieder verkleinert oder vergrossert werden, legt der Verwaltungsrat eine neue Reihenfolge der Wiederwahl fest. In diesem Fall kann die Amtszeit einiger Verwaltungsrate auch weniger als drei Jahre betragen.		3

In the event of an increase or a decrease in the number of Directors, the Board of Directors shall establish a new order of rotation. It follows that the term of office of some members may be less than three years.

	4	Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer ersetzt wird, endet die Amtsdauer des an Stelle des ersetzten Verwaltungsratsmitgliedes gewahlten neuen Verwaltungsratsmitgliedes mit dem Ende der normalen Amtsdauer des ersetzten Verwaltungsratsmitgliedes.		4

If, before the expiry of his or her term of office, a Director should be replaced for whatever reason, the term of office of the newly elected Directors shall expire at the end of the normal term of office of his or her predecessor.

Organisation des Verwaltungsrates, Entschadigung	1	Artikel 21 Der Verwaltungsrat wahlt aus seiner Mitte einen Prasidenten und einen oder mehrere Vizeprasidenten. Er bestellt seinen Sekretar, welcher nicht Mitglied des Verwaltungsrates zu sein braucht. Der Verwaltungsrat ordnet im Ubrigen unter Vorbehalt der Bestimmungen des Gesetzes und der Statuten seine Organisation durch ein Organisationreglement selbst.	Organization of the Board, Remuneration	1

Article 21
The Board of Directors shall elect from among its members one Chairman and one or more Vice-Chairmen. It shall appoint a secretary who need not be a member of the Board. The Board of Directors shall further regulate, subject to applicable law and these Articles of Association, its organization in written organizational regulations.

	2	Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tatigkeit und Verantwortung entsprechende Entschadigung, die der Verwaltungsrat auf Antrag eines Ausschusses des Verwaltungsrates festlegt.		2

The members of the Board of Directors shall be entitled to reimbursement of all expenses incurred in the interests of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities. The amount of the remuneration shall be fixed by the Board of Directors upon recommendation by a committee of the Board.

Einberufung		Artikel 22 Der Prasident ruft den Verwaltungsrat zusammen, so oft es die Geschafte erfordern, oder wenn ein Mitglied oder der Vorsitzende der Konzernleitung es schriftlich verlangt.	Convening of Meetings		Article 22 The Chairman shall convene meetings of the Board of Directors if and when the need arises or whenever a member or the chief executive officer so requests in writing.
Beschlusse	1	Artikel 23 Zur Beschlussfahigkeit des Verwaltungsrates ist die Anwesenheit von mindestens der Mehrheit seiner Mitglieder erforderlich, vorbehaltlich besonderer Bestimmungen im Organisationsreglement. Kein Prasenzquorum ist erforderlich fur die Anpassungs- und Feststellungsbeschlusse des Verwaltungsrates im Zusammenhang mit Kapitalerhohungen.	Resolutions	1

Article 23
In order to pass resolutions, at least a majority of the members of the Board of Directors must be present, subject to additional provisions in the Organizational Regulations. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of capital increases or for the amendment of the Articles of Association in connection therewith.

	2	Der Verwaltungsrat fasst seine Beschlusse mit der Mehrheit der abgegebenen Stimmen. Der Vorsitzende hat den Stichentscheid.		2	Resolutions of the Board of Directors shall be adopted upon a majority of the votes cast. In the event of a tie, the Chairman shall have the deciding vote.

3	Beschlusse konnen im Zirkulationsverfahren (schriftlich) gefasst werden, sofern nicht ein Mitglied mundliche Beratung verlangt.	3	Resolutions may be passed by way of written consent, provided that no member requests oral deliberation.

Befugnisse des Verwaltungsrates	1

Artikel 24
Der Verwaltungsrat hat insbesondere folgende unubertragbare und unentziehbare Aufgaben:
a)        die Oberleitung der Gesellschaft und die Erteilung der            notigen Weisungen;
b)        die Festlegung der Organisation;
c)        die Ausgestaltung des Rechnungswesens, der
           Finanzkontrolle sowie der Finanzplanung;
d)        die Ernennung und Abberufung der mit der Ge-           schaftsfuhrung und der Vertretung betrauten Perso-
           nen;
e)        die Oberaufsicht uber die mit der Geschaftsfuhrung
          betrauten Personen, namentlich im Hinblick auf die            Befolgung der Gesetze, Statuten, Reglemente und            Weisungen;
f)         die Erstellung des Geschaftsberichtes sowie der Vor-           bereitung der Generalversammlung und die Ausfuh-           rung ihrer Beschlusse;

g)        die Beschlussfassung uber nachtragliche Leistungen von Einlagen auf nicht vollstandig liberierten Aktien und daraus folgende Statutenanderungen;

h)        die Beschlussfassung uber die Erhohung des Aktien-           kapitals, soweit diese in der Kompetenz des            Verwaltungsrates liegt, die Fest-            stellung von Kapitalerhohungen und die Erstattung des            erforderlichen Kapitalerhohungsberichtes sowie die            entsprechenden Statutenanderungen;
i)         die Prufung der fachlichen Voraussetzungen der            besonders befahigten Revisoren;
j)         die Benachrichtigung des Richters im Falle der Uber-           schuldung.

			Specific Powers of the Board	1

Article 24
The Board of Directors has, in particular, the following non-delegable and inalienable duties:
a)        the ultimate direction of the business of the Company            and the issuance of the necessary instructions;
b)        the determination of the organization of the Company;
c)        the administration of accounting, financial controls and            financial planning;
d)        the appointment and removal of the persons entrusted            with management and representation of the Com-           pany;
e)        the ultimate supervision of the persons entrusted with
          management of the Company, specifically in view of            their compliance with law, these Articles of Asso-           ciation, the regulations and directives;
f)         the preparation of business reports, the preparations            for the Shareholders' Meetings and the
           implementation of shareholders' resolutions;
g)        the decision to call payments on shares that are not            fully paid in, and the corresponding amendments to            these Articles of Association;

h)        the adoption of resolutions concerning an increase in            share capital to the extent that such power is vested            in the Board of Directors of resolutions concerning the            confirmation of capital increases, as well as            making the required report on the capital increase and            corresponding amendments to these Articles of            Association;

i)         the examination of the professional qualifications of            the qualified auditors;
j)         notification of the court if liabilities exceed assets.

	2	Der Verwaltungsrat kann uberdies in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung zugeteilt sind.		2	In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the Shareholders' Meeting by law or under these Articles of Association.
Ubertragung von Befugnissen

Artikel 25
Der Verwaltungsrat kann unter Vorbehalt von Art. 24 dieser Statuten die Geschaftsfuhrung nach Massgabe eines Organisationsreglementes ganz oder teilweise an eines oder mehrere seiner Mitglieder oder an Drittpersonen (Konzernleitung) ubertragen.

			Delegation of Powers

Article 25
Subject to art. 24 of these Articles of Association, the Board of Directors may delegate the management of the Company in whole or in part to individual directors or to third persons (Group Executive Management) pursuant to regulations governing the internal organization.

Zeichnungs-berechtigung		Artikel 26 Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates oder durch Dritte wird in einem Organisationsreglement festgelegt.	Signature Power		Article 26 The due and valid representation of the Company by members of the Board of Directors or other persons shall be set forth in regulations governing the internal organization.
		C. Revisionsstelle, Konzernprufer und Spezialrevisionsstelle			C. Auditors, Group Auditors and Special Auditors
Amtsdauer, Befugnisse und Pflichten	1	Artikel 27 Der Revisionsstelle und dem Konzernprufer, die beide von der Generalversammlung gewahlt werden, obliegen die ihnen vom Gesetz zugewiesenen Befugnisse und Pflichten. Dieselbe Person kann Revisionsstelle und Konzernprufer sein	Term, Powers and Duties	1

Article 27
The Auditors and the Group Auditors, both of which shall be elected by the Shareholders' Meeting, shall have the powers and duties vested in them by law. The duties of Auditors and Group Auditors may be performed by the same person.

	2	Die Generalversammlung kann eine besondere Revisionsstelle wahlen, der die Vornahme der im Rahmen von Kapitalerhohungen vorgeschriebenen besonderen Prufungen (Art. 652f, 653f und 653i OR) obliegen.		2	The Shareholders' Meeting may appoint a special auditing firm entrusted with the examinations required under applicable law in connection with capital increases (Art. 652f, 653f and 653i CO).
	3	Die Amtsdauer der Revisionsstelle, des Konzernprufers und gegebenenfalls der besonderen Revisionsstelle betragt ein Jahr. Sie beginnt mit dem Tag ihrer Wahl und endet mit der ersten darauffolgenden ordentlichen Generalversammlung.		3

The term of office of the Auditors, the Group Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first Annual Shareholders' Meeting following their election.

		Abschnitt 4: Jahresrechnung, Konzernrechnung und Gewinnverteilung			Section 4: Annual Financial Statements, Consolidated Financial Statements and Profit Allocation
Geschaftsjahr, Geschafts-bericht	1	Artikel 28 Das Geschaftsjahr endet am 31. Dezember jedes Jahres.	Fiscal Year, Business Report	1	Article 28 The fiscal year shall close as of December 31 of each year.

	2	Der Verwaltungsrat erstellt fur jedes Geschaftsjahr einen Geschaftsbericht, der sich aus der Jahresrechnung (bestehend aus Erfolgsrechnung, Bilanz und Anhang), dem Jahresbericht und der Konzernrechnung zusammensetzt, sowie weitere unter anwendbarem Recht oder anwendbaren Vorschriften erforderliche Unterlagen.		2

For each fiscal year, the Board of Directors shall prepare a business report including the annual financial statements (consisting of the profit and loss statements, balance sheet and notes to the financial statements), the annual report and the consolidated financial statements, as well any other documentation that may be required by applicable law or stock exchange rules.

Verteilung des Bilanzge-winns, Reserven	1	Artikel 29 Uber den Bilanzgewinn verfugt die Generalversammlung im Rahmen der gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Antrage.	Allocation of Profit Shown on the Balance Sheet, Reserves	1

Article 29
The profit shown on the balance sheet shall be allocated by the Shareholders' Meeting within the limits set by applicable law. The Board of Directors shall submit its proposals to the Shareholders' Meeting.

	2	Neben der gesetzlichen Reserve konnen weitere Reserven geschaffen werden.		2	Further reserves may be taken in addition to the reserves required by law.
	3	Dividenden, die wahrend funf Jahren von ihrem Verfalltag an nicht bezogen worden sind, fallen der Gesellschaft anheim und werden der allgemeinen Reserve zugeteilt.		3	Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general reserves.

		Abschnitt 5: Auflosung und Liquidation		Section 5: Winding-up and Liquidation
Auflosung und Liquidation	1	Artikel 30 Die Generalversammlung kann jederzeit die Auflosung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	Winding-up and Liquidation	Article 30 The Shareholders' Meeting may at any time resolve on the winding-up and liquidation of the Company pursuant to applicable law and the provisions set forth in these Articles of Association.
	2	Die Liquidation wird durch den Verwaltungsrat durchgefuhrt, sofern sie nicht durch die Generalversammlung anderen Personen ubertragen wird.		The liquidation shall be effected by the Board of Directors, unless the Shareholders' Meeting shall appoint other persons as liquidators.
	3	Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften.		The liquidation of the Company shall be effectuated pursuant to the statutory provisions.

	4	Nach erfolgter Tilgung der Schulden wird das Vermogen unter die Aktionare nach Massgabe der eingezahlten Betrage verteilt, soweit diese Statuten nichts anderes vorsehen.			Upon discharge of all certified liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid in, unless these Articles of Association provide otherwise.
		Abschnitt 6: Bekanntmachungen, Mitteilungen			Section 6: Announcements, Communications
Bekannt-machungen, Mitteilungen	1 2

Artikel 31
Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.

Soweit das Gesetz oder die anwendbare Borsenvorschrift nicht zwingend eine personliche Mitteilung verlangen, erfolgen samtliche Mitteilungen der Gesellschaft an die Aktionare gultig durch Publikation im Schweizerischen Handelsamtsblatt. Schriftliche Mitteilungen der Gesellschaft an Aktionare erfolgen durch gewohnlichen Brief an die im Aktienbuch zuletzt eingetragene Adresse des Aktionars bzw. Zustellungsbevollmachtigten. Als Zustellungsbevollmachtigte gilt insbesondere die Finanzinstitution, die Aktien fur wirtschaftlich Berechtigte halt und in dieser Eigenschaft im Aktienbuch eingetragen ist.

			Announce-ments, Com-munications	1 2

Article 31
The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

To the extent that personal notification is not mandated by law or stock exchange regulations, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register of the Company. Financial institutions holding shares for beneficial owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

		Abschnitt 7: Sacheinlagen			Section 7: Contributions in Kind

Sacheinlagen	1

Artikel 32
Aus Anlass der Kapitalerhohung der Gesellschaft von CHF 4'000'000 auf CHF 54'000'000, leistet die Nestle AG, Cham und Vevey, die folgenden Einlagen:

1)         99.95% des eingezahlten Aktienkapital der Gesellschaft Alcon Pharma GmbH, mit einem Nennwert von CHF 25'486'890;

2)         100% des eingezahlten Aktienkapital der Gesellschaft Alcon Ophthalmika GmbH, mit einem Nennwert von CHF 56'950;

3)         99.62% des eingezahlten Aktienkapital der Gesellschaft Alcon-Couvreur N.V., mit einem Nennwert von CHF 7'004'011;

4)         100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Cusi S.A., mit einem Nennwert von CHF 83'875'354;

5)         100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Finland Oy, mit einem Nennwert von CHF 131'950;

6)         100 % des eingezahlten Aktienkapital der Gesellschaft Laboratoires Alcon S.A., mit einem
Nennwert von CHF 19'720'727;

7)         100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Laboratories (UK) Ltd., mit einem Nennwert von CHF 7'316'000;

8)         100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Laboratories Hellas Commercial & Industrial S.A., mit einem Nennwert von CHF 651'050;

9)         100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Nederland B.V., mit einem Nennwert von CHF 28'424;

10)       99 % des eingezahlten Aktienkapital der Gesellschaft Alcon Italia S.p.A., mit einem Nennwert von CHF 2'198'746;

11)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Norge AS, mit einem Nennwert von CHF 9'790;

12)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Polska Sp. z.o.o., mit einem Nennwert von CHF 300'000;

13)       90 % des eingezahlten Aktienkapital der Gesellschaft Alcon Portugal Produtos e Equipamentos Oftalmologicos, Lda., mit einem Nennwert von CHF 35'100;

14)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Sverige AB, mit einem Nennwert von CHF 18'190;

15)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Pharmaceuticals Ltd., mit einem Nennwert von CHF 100'000;

16)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon S.A., mit einem Nennwert von CHF 100'000;

17)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Laboratuvarlari Ticaret AS, mit einem Nennwert von CHF 1'420'000;

18)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Laboratories (South Africa) (Pty) Ltd., mit einem Nennwert von CHF 58'528;

19)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Korea Ltd., mit einem Nennwert von CHF 200'000;

20)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Hong Kong Limited, mit einem Nennwert von CHF 14'122;

21)       98 % des eingezahlten Aktienkapital der Gesellschaft Alcon Japan Ltd., mit einem Nennwert von CHF 9'525'120;

22)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Laboratories (Philippines), Inc., mit einem Nennwert von CHF 651'124;

23)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Pte Ltd., mit einem Nennwert von CHF 143'533;

24)       30 % des eingezahlten Aktienkapital der Gesellschaft
Alcon Laboratories (Thailand) Ltd, mit einem Nennwert von CHF 10'050;

25)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Laboratories (Australia) Pty. Ltd., mit einem Nennwert von CHF 2'397'000;

26)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Canada Inc., ohne Nennwert;

27)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon (Puerto Rico) Inc., mit einem Nennwert von CHF 142;

28)       100 % des eingezahlten Aktienkapital der Gesellschaft Alcon Laboratories, Inc., mit einem Nennwert von CHF 7'100;

29)       100 % des eingezahlten Aktienkapital der Gesellschaft AlconLab Ecuador S.A., mit einem Nennwert von CHF 18'000;

30)       gewerbliches und geistiges Eigentum.

Diese Einlagen werden zu einem Wert von insgesamt CHF 298'022'970 ubernommen. Als Gegenleistung fur diese Sacheinlage gibt die Gesellschaft der Nestle AG, Cham und Vevey, 50'000 voll einbezahlte Namenaktien der Gesellschaft mit einem Nominalwert von insgesamt CHF 50'000'000 aus. Dabei werden bei der Gesellschaft CHF 50'000'000 als Aktienkapital und CHF 248'022'970 in die Reserven gebucht.

				1

Article 32
In connection with the increase of the Company's share capital from CHF 4,000,000 to CHF 54,000,000, Nestle Ltd, Cham and Vevey, effects the following contributions:

1)         99.95% of the paid-in share capital of the company Alcon Pharma GmbH, with a par value of CHF 25,486,890;

2)         100% of the paid-in share capital of the company Alcon Ophthalmika GmbH, with a par value of CHF 56,950;

3)         99.62% of the paid-in share capital of the company Alcon-Couvreur N.V., with a par value of
CHF 7,004,011;

4)         100 % of the paid-in share capital of the company Alcon Cusi S.A., with a par value of CHF 83,875,354;

5)         100 % of the paid-in share capital of the company Alcon Finland Oy, with a par value of CHF 131,950;

6)         100 % of the paid-in share capital of the company Laboratoires Alcon S.A., with a par value of CHF 19,720,727;

7)         100 % of the paid-in share capital of the company Alcon Laboratories (UK) Ltd., with a par value of CHF 7,316,000;

8)         100 % of the paid-in share capital of the company Alcon Laboratories Hellas Commercial & Industrial S.A., with a par value of CHF 651,050;

9)         100 % of the paid-in share capital of the company Alcon Nederland B.V., with a par value of CHF 28,424;

10)       99 % of the paid-in share capital of the company Alcon Italia S.p.A., with a par value of CHF 2,198,746;

11)       100 % of the paid-in share capital of the company Alcon Norge AS, with a par value of CHF 9,790;

12)       100 % of the paid-in share capital of the company Alcon Polska Sp. z.o.o., with a par value of CHF 300,000;

13)       90 % of the paid-in share capital of the company Alcon Portugal Produtos e Equipamentos Oftalmologicos, Lda., with a par value of CHF 35,100;

14)       100 % of the paid-in share capital of the company Alcon Sverige AB, with a par value of CHF 18,190;

15)       100 % of the paid-in share capital of the company Alcon Pharmaceuticals Ltd., with a par value of
CHF 100,000;

16)       100 % of the paid-in share capital of the company Alcon S.A., with a par value of CHF 100,000;

17)       100 % of the paid-in share capital of the company Alcon Laboratuvarlari Ticaret AS, with a par value of CHF 1,420,000;

18)       100 % of the paid-in share capital of the company Alcon Laboratories (South Africa) (Pty) Ltd., with a par value of CHF 58,528;

19)       100 % of the paid-in share capital of the company Alcon Korea Ltd., with a par value of CHF 200,000;

20)       100 % of the paid-in share capital of the company Alcon Hong Kong Limited, with a par value of CHF 14,122;

21)       98 % of the paid-in share capital of the company Alcon Japan Ltd., with a par value of CHF 9,525,120;

22)       100 % of the paid-in share capital of the company Alcon Laboratories (Philippines), Inc., with a par value of CHF 651,124;

23)       100 % of the paid-in share capital of the company Alcon Pte Ltd., with a par value of CHF 143,533;

24)       30 % of the paid-in share capital of the company Alcon Laboratories (Thailand) Ltd, with a par value of CHF 10,050;

25)       100 % of the paid-in share capital of the company Alcon Laboratories (Australia) Pty. Ltd., with a par value of CHF 2,397,000;

26)       100 % of the paid-in share capital of the company Alcon Canada Inc., no par value;

27)       100 % of the paid-in share capital of the company Alcon (Puerto Rico) Inc., with a par value of CHF 142;

28)       100 % of the paid-in share capital of the company Alcon Laboratories, Inc., with a par value of CHF 7,100;

29)       100 % of the paid-in share capital of the company AlconLab Ecuador S.A., with a par value of CHF 18,000;

30)       industrial and intellectual property.

These contributions are received at a total value of CHF 298,022,970. In consideration for such contribution in kind, the Company allots to Nestle Ltd, Cham and Vevey, 50,000 fully paid registered shares of the Company with a total nominal value of CHF 50,000,000. The Company enters into its books CHF 50,000,000 as share capital and CHF 248,022,970 as reserves.

	2

Aus Anlass der Kapitalerhohung der Gesellschaft von CHF 54'000'000 auf CHF 60'000'000, leistet die Nestle AG, Cham und Vevey, die folgenden Einlagen:

1)        ein Darlehen an Alcon Laboratories Inc. von CHF 306'400'000,

2)        ein Darlehen an Alcon Laboratoires (UK) Ltd. von CHF 16'585'200,

3)        ein Darlehen an Laboratoires Alcon S.A. von CHF 37'240'200.

Diese Einlagen werden zu einem Wert von insgesamt CHF 360'225'400 ubernommen. Als Gegenleistung fur diese Sacheinlage gibt die Gesellschaft der Nestle AG, Cham und Vevey, 6'000 voll einbezahlte Namenaktien der Gesellschaft mit einem Nominalwert von insgesamt CHF 6'000'000 aus. Dabei werden bei der Gesellschaft CHF 6'000'000 als Aktienkapital und CHF 354'225'400 in die Reserven gebucht.

				2

In connection with the increase of the Company's share capital from CHF 54,000,000 to CHF 60,000,000, Nestle Ltd, Cham and Vevey, effects the following contributions:

1)        a loan to Alcon Laboratories Inc. of CHF 306,400,000,

2)        a loan to Alcon Laboratoires (UK) Ltd. of CHF 16,585,200,

3)        a loan to Laboratoires Alcon S.A. of CHF 37,240,200.

These contributions are received at a total value of CHF 360,225,400. In consideration for such contribution in kind, the Company allots to Nestle Ltd, Cham and Vevey, 6,000 fully paid registered shares of the Company with a total nominal value of CHF 6,000,000. The Company enters into its books CHF 6,000,000 as share capital and CHF 354,225,400 as reserves.

		Abschnitt 8: Verbindlicher Originaltext			Section 8: Original Language
Verbindlicher Originaltext		Artikel 33 Falls sich zwischen der deutschen und einer anderen sprachlichen Fassung dieser Statuten Differenzen ergeben, gilt der deutsche Originaltext.	Original Language		Article 33 In the event of deviations between the German version of these Articles of Incorporation and any version in another language, the German authentic text prevails.

____________________

Zug, den 25. Februar 2002

Revidiert: 18. Marz 2002

Revidiert: 21. Marz 2002

Revidiert: 25. Marz 2002

Revidiert: 23. Juli 2002

Revidiert: 4. Februar 2003

Revidiert: 22. Januar 2004

Revidiert: 14. Februar 2005

Revidiert: 21. Februar 2006

Revidiert: 2. Mai 2006

Revidiert: 12. Februar 2007

Revidiert: 9. Mai 2007

Revidiert: 27. Februar 2008

Revidiert: 6. Mai 2008

Zug, February 25, 2002

Revised: March 18, 2002

Revised: March 21, 2002

Revised: March 25, 2002

Revised: July 23, 2002

Revised: February 4, 2003

Revised: January 22, 2004

Revised: February 14, 2005

Revised: February 21, 2006

Revised: May 2, 2006

Revised: February 12, 2007

Revised: May 9, 2007

Revised: February 27, 2008

Revised: May 6, 2008

Zug, 6. Mai 2008 Zug, May 6, 2008
/s/ Cary Rayment	/s/ Elaine E. Whitbeck
Cary Rayment Prasident des Verwaltungsrates Chairmen of the Board of Directors	Elaine E. Whitbeck Sekretarin des Verwaltungsrates Secretary to the Board of Directors